As filed with the Securities and Exchange Commission on December 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SWS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	75-2040825
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1201 ELM STREET, SUITE 3500

DALLAS, TEXAS 75270

(Address of Principal Executive Offices)(Zip Code)

SWS GROUP, INC. 2005 DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

With Copies To:
ALLEN R. TUBB 1201 ELM STREET, SUITE 3500 DALLAS, TEXAS 75270 (Name and Address of Agent For Service)	BRICE E. TARZWELL WINSTEAD SECHREST & MINICK P.C. 1201 ELM STREET, SUITE 5400 DALLAS, TEXAS 75270

(214) 859-1800

(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.10 par value	250,000(1)(2)	$22.01(1)	$22.01(1)	$1.00(1)(3)
Deferred Compensation Obligations (4)	$5,502,500	100%	$5,502,500	—

(1)	Shares to be offered or sold under the 2005 Deferred Compensation Plan (the “2005 Plan”) include 1 share not previously registered, and 249,999 shares previously registered for offer or sale under the Registrant’s Deferred Compensation Plan (the “2000 Plan”) that were not issued under the 2000 Plan (the “Carried Forward Shares”). The Carried Forward Shares were registered on Form S-8 filed on April 7, 2000 (file no. 333-34338). Pursuant to Rule 457(p) under the Securities Act of 1933, Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee of $648 for the Carried Forward Shares. The Registrant is concurrently filing a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-34338), to withdraw from registration the Carried Forward Shares under the 2000 Plan.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares as may be required to cover possible adjustments under the SWS Group, Inc. 2005 Deferred Compensation Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h). Pursuant to Rule 457(h), this estimate is based upon the average of the high and low prices of the Registrant’s common stock, par value $0.10 per share, on December 28, 2004 (as reported on The New York Stock Exchange).

(4)	The Deferred Compensation Obligations are unsecured obligations of Southwest Securities Group, Inc. to pay deferred compensation in the future in accordance with the terms of the Plan. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of obligations to be offered or sold in lieu of shares of Common Stock pursuant to the employee benefit plan described herein.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by SWS Group, Inc. with respect to the SWS Group, Inc. 2005 Deferred Compensation Plan (the “Plan”), referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant and the Plan hereby incorporate by reference into this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended June 25, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 24, 2004;

(c)	The Registrant’s Current Report on Form 8-K filed November 2, 2004;

(d)	The Registrant’s Current Report on Form 8-K filed November 12, 2004;

(e)	The Registrant’s Current Report on Form 8-K filed December 15, 2004; and

(f)	The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement on Form 8-A filed September 19, 1997 pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Under the Plan, the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer a specified percentage of certain portions of their future cash compensation. The obligations of the Company under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Company may establish a “rabbi trust” under the Plan to assist with benefit payments under certain circumstances. Amounts held under the rabbi trust may only be used to pay Plan benefits or to satisfy the claims of the Company’s general creditors. The Plan benefits may include shares of Common Stock of the Company held by the rabbi trust.

The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant, will be made from the participant’s base salary, bonuses and commissions, and will be held in an account in the name of the participant (the “Account”). The Account will also be credited with any matching contributions and discretionary contributions made by a participant’s employer pursuant to the terms of the Plan. Each Account generally will be payable on a date selected by the participant in accordance with the terms of the Plan. The restrictions for a distribution from an Account are set forth in the Plan. The Obligations will be denominated and payable in United States dollars, although certain amounts in the Account shall be paid in shares of Common Stock of the Company.

A participant, or any other person with a right to the Account, cannot commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts payable or any part thereof.

The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the vested balance of his or her Account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Company, except that certain of the Obligations are payable in Common Stock of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that no director of the Registrant will be liable to the Registrant or any of its stockholders for any act or omission in such director’s capacity as a director to the fullest extent permitted by Delaware statutory or decisional law.

The Registrant’s By-laws provide that the Registrant will indemnify any person for claims made against such person by reason of the fact that such person was serving as a director or officer of the corporation against expenses, judgments fines and amounts paid in settlement if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant. The Registrant’s By-laws provide that the Registrant will indemnify any person against claims brought by or in the right of the Registrant, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, to the extent of defense and settlement expenses except that no indemnification shall be made with respect to any claim as to which such person has been found liable to the Registrant, unless the court believes that, in view of all of the circumstances of the case, such person is reasonably entitled to indemnification.

Unless ordered by a court, such indemnification shall be made by the Registrant only as authorized in the specific case upon a determination by the Board of Directors or the stockholders that such indemnification is warranted because the required standard of conduct was met. To the extent that a director or officer has been successful on the merits, the Corporation must indemnify him against expenses actually and reasonably incurred.

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

Section 145 of the DGCL also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against liability under the provisions of Section 145. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such purposes.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1*	Opinion of Winstead Sechrest & Minick P.C., counsel for the Registrant

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1)

24.1*	Power of Attorney (part of the signature page hereto)

*	Filed herewith.

Item 9.	Undertakings

1.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of December, 2004.

SWS GROUP, INC.

By:	/s/ Donald W. Hultgren
Donald W. Hultgren,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Donald W. Hultgren and Allen R. Tubb and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign any and all documents relating to this Registration Statement, including any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and supplements thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Don Bucholz Don Bucholz	Chairman of the Board	December 30, 2004

/s/ Donald W. Hultgren Donald W. Hultgren	Director and Chief Executive Officer (Principal Executive Officer)	December 30, 2004

/s/ Kenneth R. Hanks Kenneth R. Hanks	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 30, 2004

/s/ Stacy Hodges Stacy Hodges	Principal Accounting Officer (Principal Accounting Officer)	December 30, 2004

Brodie L. Cobb	Director

Ronald W. Haddock	Director

/s/ R. Jan LeCroy R. Jan LeCroy	Director	December 30, 2004

Frederick R. Meyer	Director

/s/ Jon L. Mosle, Jr. Jon L. Mosle, Jr.	Director	December 30, 2004

Pursuant to the requirements of the Securities Act of 1933, the Board of Directors, which administers the plan, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of December, 2004.

SWS GROUP, INC. 2005 DEFERRED COMPENSATION PLAN

By:	SWS GROUP, INC.

	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks,
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

5.1*	Opinion of Winstead Sechrest & Minick P.C., counsel for the Registrant

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1)

24.1*	Power of Attorney (part of the signature page hereto)

*	Filed herewith.